Exhibit 10.51

WITHOUT PREJUDICE &

SUBJECT TO CONTRACT

DATED OCTOBER 29, 2008

QUAKER CHEMICAL LIMITED

and

MARK HARRIS

COMPROMISE AGREEMENT

Baker & McKenzie LLP

London

Ref: MRK/ZCC

WITHOUT PREJUDICE &

SUBJECT TO CONTRACT

THIS AGREEMENT dated this 29th day of October, 2008

B E T W E E N

(1)	Quaker Chemical Limited whose registered office is at 100 New Bridge Street, London, EC4V 6JA (the “Company”)

and

(2)	Mark Harris of Broughton House, Middle Lane, Balscote, Nr Banbury, Oxfordshire OX15 6JP (the “Employee”)

IT IS AGREED as follows:

1.	TERMINATION OF EMPLOYMENT

1.1	The Employee’s employment with the Company and all Associated Companies shall terminate by mutual agreement on 31 December 2008 (the “Termination Date”).

1.2	From the date of this Agreement up to and including the Termination Date, the Company and the Employee agree that the Company may in its absolute discretion at any time, and for such period or periods as the Company so determines, require the Employee either (i) attend work and carry out his normal duties; (ii) attend work and carry out duties in addition to or instead of those normal duties, including assisting in the orderly handover of the Employee’s work; or (iii) not to attend at work or undertake any work on behalf of the Company or any Associated Company, unless on the express instruction of, or with the prior consent of, the Company.

2.	PAYMENTS TO THE EMPLOYEE

2.1	The Company shall on its own behalf, and on behalf of all Associated Companies pay the following sums to the Employee within 14 days of the Termination Date:-

(a)	any outstanding salary and holiday pay which has accrued up to the Termination Date less appropriate deductions for income tax and employees’ National Insurance contributions;

(b)	a payment in respect of any outstanding business expenses incurred by the Employee up to the Termination Date in accordance with the Company’s usual policies and procedures relating to expenses.

2.2	The Employee agrees that except for the sums and benefits referred to in this Agreement (and the Consultancy Agreement in Annex 4), no other sums or benefits are due to the Employee from the Company or any Associated Company (including, without limitation, any bonuses and/or stock awards pursuant to the 2001 Global Annual Incentive Plan or 2006 Long Term Incentive Plan).

2.3	The Employee and the spouse shall continue to benefit from the Private Health Scheme provided by the Company until 31 May 2009 subject to the rules of the scheme from time to time.

2.4	Unless notified otherwise by the Company on or before the Termination Date, the Employee shall be entitled to purchase from LeasePlan UK Ltd. the Audi A6 registration number BP06DZE for £11,108.00 within 30 days of the Termination Date.

2.5	The Company shall pay for the Employee to receive Executive Outplacement Support from Careers Management Consultants Limited up to a cost of £5,500 plus VAT, such payment to be made directly to Careers Management Consultants Limited upon the receipt of appropriate invoices.

3.	BENEFITS TO THE EMPLOYEE

The Company will pay directly to the Adviser (as defined in Clause 7.2 below) the Employee’s legal costs up to a limit of £1000 (inclusive of disbursements) plus VAT subject to receiving from the Adviser:

(a)	written confirmation that such legal costs were incurred solely in advising the Employee regarding the termination of the Employee’s employment; and

(b)	a copy of an invoice in respect of such costs addressed to the Employee but marked payable by the Company.

4.	SETTLEMENT AND WAIVER OF CLAIMS

4.1	The Employee considers that he has or may have statutory claims, and therefore could bring proceedings, against the Company, or any Associated Company, or its or their employees, officers or shareholders, for:

(a)	Unfair dismissal under section 94 of the Employment Rights Act 1996.

(b)	Automatic unfair dismissal under sections 94 and 98A of the Employment Rights Act 1996 (procedural unfairness).

(c)	Automatic unfair dismissal under sections 94 and 103A and protection from suffering detriment under section 47B of the Employment Rights Act 1996 (protected disclosures).

(d)	Deductions from wages and payments to employers under Part II of the Employment Rights Act 1996.

(e)	Minimum notice under Part IX of the Employment Rights Act 1996.

(f)	Written statement of reasons for dismissal under section 92 of the Employment Rights Act 1996.

(g)	Right to accompaniment and protection from suffering detriment under sections 10 and 12 of the Employment Relations Act 1999.

(h)	Discrimination and/or harassment under regulations 7 and 24 of the Employment Equality (Age) Regulations 2006.

(together the “Particular Claims and Proceedings”).

4.2	The Employee agrees to accept the sums and benefits referred to in this Agreement in full and final settlement of:

(a)	the Employee’s prospective entitlement to bring the Particular Claims and Proceedings; and

(b)	any other Statutory Employment Protection Claim; and

(c)

any claim for breach of the Employee’s contract of employment with the Company or any Associated Company and all other claims and rights of action (whether under statute, contract, common law or otherwise and whether or not the Employee is aware of the claim at the time of entering into this Agreement) in any jurisdiction in the world, howsoever arising which the Employee has or may have now or at any point in the future against the Company or any Associated Company, its or their officers, employees or shareholders, arising from or connected with the Employee’s employment or the holding of any office with the Company or any Associated Company, the termination thereof or any other matter concerning the Company or any Associated Company.

4.3	The parties agree that Clause 4.2 shall not apply to any claims against the Company or any Associated Company in respect of:-

(a)	personal injury caused by the Company’s or any Associated Company’s negligence (save for any claims for compensation, or damages, for personal injury which may be brought pursuant to discrimination legislation and/or pursuant to Part V of the Employment Rights Act 1996); and

(b)	any pension rights or pension benefits which have accrued to the Employee up to the Termination Date.

4.4	The parties agree that Clause 4.2 shall have effect irrespective of whether or not, as at the date of this Agreement, the Employee is or could be aware of such claims or has such claims in his express contemplation (including but not limited to claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

5.	EMPLOYEE’S WARRANTIES

As a strict condition of this Agreement, the Employee warrants as follows and acknowledges that the Company enters into this Agreement in reliance on these warranties:-

5.1	that the Particular Claims and Proceedings are all of the claims and proceedings (whether statutory or otherwise) that the Employee considers he has, or may have, against the Company, any Associated Company, its or their employees, officers or shareholders arising out of or in connection with the Employee’s employment with the Company, or any Associated Company, or its termination;

5.2	before entering into this Agreement, the Employee has raised with the Adviser (as defined in Clause 7.2 below) below all facts and issues relevant to the Employee’s employment and its termination which could give rise to a claim against the Company or any Associated Company;

5.3	that the Employee is not aware of any condition, mental or physical, or any other facts or circumstances, which could constitute the basis for a claim against the Company or any Associated Company for personal injury (whether at the date of signing this Agreement or at any time in the future);

5.4	that the Employee has not presented or issued a claim to the Employment Tribunals, a County Court or a High Court in respect of any matter connected with the Employee’s employment or its termination and that neither the Employee nor anyone acting on the Employee’s behalf will present or issue such a claim; and

5.5	that the Employee has not committed any act or any omission which could amount to a breach of the express or implied terms of the Employee’s contract of employment with the Company and/or any act of misconduct under the Company’s Disciplinary Procedure.

6.	EMPLOYEE’S OBLIGATIONS

6.1	The Employee agrees:-

(a)	on or before the Termination Date, to account for and return to the Company all Company Property, save for any Company Property which it is agreed you will retain during the term of the Consultancy Agreement;

(b)	to comply immediately with any request from the Company to delete, disclose details of, , and/or permit inspection of all information and/or documents (including Confidential Information) relating to or belonging to the Company or any Associated Company which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to or in the possession of the Employee;

(c)	on request to disclose to the Company all passwords (including passwords to all protected files) created or protected by him which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to the Company;

(d)	to resign in writing from all directorships and other offices which the Employee holds with the Company or any Associated Company, such resignations taking effect from the Termination Date; and

(e)	to sign, simultaneously with this Agreement, the Consultancy Agreement attached at Annex 4, and with effect from 1 January 2009, to be engaged as a consultant for the Company under the terms of that Agreement.

6.2	The Employee agrees:

(a)	subject to Clause 6.2(e) below, not to disclose (directly or indirectly) to any party the existence or contents of this Agreement except to the Employee’s professional advisers, the Employee’s spouse or registered civil partner (on the basis that each of the foregoing parties agrees to keep the same confidential) and HM Revenue & Customs (provided always that nothing in this Clause 6.2(a) shall prevent the Employee from supplying a copy of this Agreement and its Annexes to any court of competent jurisdiction, or as otherwise required by law);

(b)	without limitation in time not to divulge or make use of (whether directly or indirectly and whether for the Employee’s own or another’s benefit or purposes) any Confidential Information (this obligation does not apply to any disclosures required or protected by law or to any information in the public domain other than by way of unauthorised disclosure (whether by the Employee or another person));

(c)	that the Employee will, on the request of the Company or any Associated Company, assist it or them in any threatened or actual litigation concerning it or them where the Employee has in his possession or knowledge any facts or other matters which the Company or any Associated Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence);

(d)	to be bound by the restraints set out in Annex 3 attached hereto; and

(e)	that if the Employee is offered employment, consultancy or other business activities in the period covered by the restraints referred to in Annex 3 the Employee will deliver to the person making such an offer a full copy of the relevant restraints.

7.	COMPROMISE AGREEMENT

7.1

It is agreed that the Employee’s acceptance of the terms of this Agreement constitutes a compromise agreement satisfying all of the conditions relating to compromise agreements under S.203(3) Employment Rights Act 1996, S.77(4A) Sex Discrimination Act 1975, S.72(4A) Race Relations Act 1976, Schedule 3A, paragraph 2(2) Disability Discrimination Act 1995, S.288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, S.49(4) National Minimum Wage Act 1998, Regulation 35(3) Working Time Regulations 1998, Regulation 41 (4) of the Transnational Information and Consultation of Employees Regulations 1999, Schedule 4, paragraph 2(2) Employment Equality

(Religion or Belief) Regulations 2003, Schedule 4, paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and Schedule 5, Part 1, paragraph 2(2) of the Employment Equality (Age) Regulations 2006.

7.2	Robert Bryan of Darbys Solicitors LLP is a qualified independent lawyer (“the Adviser”) who has advised the Employee on the terms and effect of this Agreement and has signed a certificate attached as Annex 1. The Employee confirms that the Adviser has advised that there is in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claims by the Employee in respect of any loss arising in consequence of that advice.

8.	STOCK OPTIONS

The Employee shall be entitled to exercise those of his stock options which have vested prior to the Termination Date, provided that such exercise takes place within 90 days of the Termination Date, and subject to the rules of the 2006 Long Term Incentive Plan, and the Company’s rules in respect of insider information.

9.	DEFINITIONS

For the purposes of this Agreement the following words and phrases shall have the meanings set out below:

9.1	An “Associated Company” includes any firm, company, business entity or other organisation:

(a)	which is directly or indirectly Controlled by the Company; or

(b)	which directly or indirectly Controls the Company; or

(c)	which is directly or indirectly Controlled by a third party who also directly or indirectly Controls the Company; or

(d)	of which the Company or any Associated Company is a partner; or

(e)	of which the Company or any Associated Companies referred to in Clauses 9.1(a) to (d) above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

9.2	“Company Property” means all property belonging to the Company or any Associated Company which is or has been in the Employee’s possession or control including but not limited to Company car, mobile telephone, credit cards, keys and passes, laptop computer and related equipment, documents, notes, correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, disks, USB flash drives, memory cards or sticks, cards, manuals, customer documentation or any other medium for storing information, and all copies, drafts, reproductions, notes, extracts or summaries (howsoever made) of the foregoing.

9.3	“Confidential Information” means trade secrets or confidential information including but not limited to such information relating to business plans or dealings, strategic plans, technical data, existing and potential projects, financial information dealings and plans, sales specifications or targets, customer lists or specifications, customers, business developments and plans, research plans or reports, sales or marketing programmes or policies or plans, price lists or pricing policies, employees or officers, source codes, computer systems, software, designs, formula, prototypes, past and proposed business dealings or transactions, product lines, services, research activities, belonging to or which relate to the affairs of the Company or any Associated Company, or any document marked “Confidential” (or with a similar expression), or any information which the Employee has been told is confidential or which the Employee might reasonably expect the Company would regard as confidential or information which has been given in confidence to the Company or any Associated Company by a third party.

9.4	“Control” and its derivatives has the meaning set out in S.416 Income and Corporation Taxes Act 1988 (as amended).

9.5	“Statutory Employment Protection Claim” means any of the claims listed in Annex 2 which the Employee has or may have against the Company or any Associated Company (whether or not the Employee is aware of the claims at the time of entering into this Agreement).

10.	MISCELLANEOUS

10.1	This Agreement although marked “Without Prejudice” and “Subject to Contract” will, upon signature by both parties and the completion of the Adviser’s certificate at Annex 1, be treated as an open document evidencing an agreement binding on the parties.

10.2	This Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties.

10.3	This Agreement is governed by English Law and the parties hereby submit to the exclusive jurisdiction of the English Courts.

10.4	All references in this Agreement and its Annexes to the Company or any Associated Companies shall include any successor in title or assign of the Company or any of the Associated Companies.

10.5	The terms of this Agreement constitute the entire agreement and understanding between the parties hereto and it supersedes and replaces all prior negotiations, agreements, arrangements or understanding (whether implied or expressed, orally or in writing) concerning the subject-matter hereof, all of which are hereby treated as terminated by mutual consent.

10.6	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

10.7	The various provisions and sub-provisions of this Agreement and its Annexes are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement or its Annexes.

10.8	The Company is entering into this Agreement for itself and as agent for and trustee of all Associated Companies. The parties intend that each Associated Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. The consent of any party who is not a party to this Agreement shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on such party.

10.9	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

SIGNED by or on behalf of the parties on the date first above written:

/s/ Mike Flower
For and on behalf of
QUAKER CHEMICAL LIMITED

/s/ Mark Harris
MARK HARRIS

ANNEX 1

ADVISER’S CERTIFICATE

I, Robert Bryan, confirm that Mark Harris of Broughton House, Middle Lane, Balscote, Nr Banbury, Oxfordshire OX15 6JP (the “Employee”) has received independent legal advice from me on the terms and effect of this Agreement in accordance with the provisions of S.203(3) Employment Rights Act 1996, S.77(4A) Sex Discrimination Act 1975, S.72(4A) Race Relations Act 1976, Schedule 3A, paragraph 2(2) Disability Discrimination Act 1995, S.288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, S.49(4) National Minimum Wage Act 1998, Regulation 35(3) Working time Regulations 1998, Regulation 41 (4) of the Transnational Information and Consultation of Employees Regulations 1999, Schedule 4, paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003, Schedule 4, paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and Schedule 5, Part 1, paragraph 2(2) of the Employment Equality Age Regulations 2006.

I also warrant and confirm that I am a solicitor of the Supreme Court, who holds a valid practising certificate and whose Firm, Darbys Solicitors LLP of 52 New Inn Hall Street, Oxford OX1 2DN, is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of claims by the Employee in respect of any loss arising in consequence of such advice that I have given to the Employee in connection with the terms and effect of this Agreement.

SIGNED:	/s/ Robert Bryan	DATED:	28th October, 2008
Robert Bryan
Solicitor

ANNEX 2

STATUTORY EMPLOYMENT PROTECTION CLAIMS

Employment Rights Act and related rights

Automatic unfair dismissal under sections 94 and 104 of the Employment Rights Act 1996 (assertion of statutory rights).

Automatic unfair dismissal under sections 94 and 105 of the Employment Rights Act 1996 (selection for redundancy on prohibited grounds).

Statement of employment particulars and itemised pay statement under Part I of the Employment Rights Act 1996.

Working time rights which can be enforced in the Employment Tribunal under Regulation 30 of the Working Time Regulations 1998.

Automatic unfair dismissal under sections 94 and 101A and protection from suffering detriment under section 45A Employment Rights Act 1996 (working time cases).

Paternity leave under Part VIII of the Employment Rights Act 1996 and Paternity and Adoption Leave Regulations 2002.

Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 29 of the Paternity and Adoption Leave Regulations 2002.

Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 28 of the Paternity and Adoption Leave Regulations 2002.

Parental leave under Part VIII of the Employment Rights Act 1996 and the Maternity and Parental Leave etc Regulations 1999.

Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 20 of the Maternity and Parental Leave etc Regulations 1999.

Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 19 of the Maternity and Parental Leave etc Regulations 1999.

Time off for dependents under section 57A of the Employment Rights Act 1996.

Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 20 of the Maternity and Parental Leave etc Regulations 1999.

Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 19 of the Maternity and Parental Leave etc Regulations 1999.

Adoption leave under Part VIII of the Employment Rights Act 1996 and the Paternity and Adoption Leave Regulations 2002.

Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 29 of the Paternity and Adoption Leave Regulations 2002.

Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 28 of the Paternity and Adoption Leave Regulations 2002.

Discrimination & Harassment

Equal pay under section 2 of the Equal Pay Act 1970.

Discrimination and/or harassment under sections 6 and 20A of the Sex Discrimination Act 1975.

Discrimination and/or harassment under sections 4 and 27A of the Race Relations Act 1976.

Discrimination and/or harassment under sections 4, 4A and 16A of the Disability Discrimination Act 1995.

Discrimination and/or harassment under regulations 6 and 21 of the Employment Equality (Religion or Belief) Regulations 2003.

Discrimination and/or harassment under regulations 6 and 21 of the Employment Equality (Sexual Orientation) Regulations 2003.

Discrimination and/or harassment under regulations 7 and 24 of the Employment Equality (Age) Regulations 2006.

Harassment under section 3 of the Protection from Harassment Act 1997 and any other claim for which the Company may be vicariously liable for the acts of its employees under statute and/or tort.

ANNEX 3

POST TERMINATION COVENANTS

1.	NON-COMPETITION

The Employee hereby agrees that he shall not (without the consent in writing of the Board) for a period of twelve months immediately following the Termination Date within the Prohibited Area and whether on the Employee’s own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:

1.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the twelve months immediately preceding the Termination Date;

1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the twelve months immediately preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of those products or services with which the Employee was either personally concerned or for which the Employee was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date.

2.	NON-SOLICITATION OF CUSTOMERS

The Employee hereby agrees that he shall not for a period of twelve months immediately following the Termination Date whether on the Employee’s own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer:-

2.1	with whom the Employee has had personal contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

2.2	for whom the Employee was, in a client management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.	NON-SOLICITATION OF EMPLOYEES

The Employee hereby agrees that he will not for a period of twelve months immediately following the Termination Date either on the Employee’s own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

3.1	(i) induce or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company’s or any Associated Company’s employment (as applicable);

3.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

4.	INTERFERENCE WITH SUPPLIERS

The Employee hereby agrees that he shall not, whether on the Employee’s own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for a period of twelve months immediately following the Termination Date and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods or services to the Company and/or its Associated Companies, for the duration of such contract or arrangement:

4.1	interfere with the supply of goods or services to the Company from any Supplier;

4.2	induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

5.	ASSOCIATED COMPANIES

5.1	The provisions of paragraphs 5.2 and 5.3 below shall only apply in respect of those Associated Companies (i) to whom the Employee gave his services, or (ii) for whom the Employee was responsible, or (iii) with whom the Employee was otherwise concerned, in the twelve months immediately preceding the Termination Date.

5.2	Paragraphs 1, 2, 3, 4, and 6 in this Annex 3 shall apply as though references to the “Associated Company” were substituted for reference to the “Company”. The obligations undertaken by the Employee pursuant to this Annex 3 shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

5.3	In relation to each Associated Company referred to in paragraphs 5.1 and 5.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Employee agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Employee fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Employee, to execute all such documents as are required to give effect to the foregoing, on the Employee’s behalf.

6.	DEFINITIONS

For the purposes of this Annex 3, the following words and cognate expressions shall have the meanings set out below:

6.1	“Board” means the Board of Directors of the Company.

6.2	“Company” and “Associated Company” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

6.3	“Company Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and with whom the Employee had material contact or dealings in performing his duties of his employment and:

(a)	who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); and/or

(b)	who was a member of the management team of the Company or any Associated Company (as applicable); and/or

(c)	who was a member of the Research & Development Department of the Company or any Associated Company (as applicable).

6.4	“Customer” means any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

6.5	“Prohibited Area” means:

(a)	the United Kingdom, United States, Brazil, Russia, India, China, South Africa, Japan,; and

(b)	any other country whether in Europe or elsewhere in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Employee has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date.

6.6	“Prospective Customer” means any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

6.7	“Supplier” means any person, company, business entity or other organisation whatsoever who:

(a)	has supplied goods or services to the Company during any part of the twelve months immediately preceding the Termination Date; or

(b)	has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date; or

(c)	as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that supplier and the Company.

6.8	“Termination Date” shall have the meaning set out in Clause 1 of the Agreement attached hereto.

ANNEX 4

CONSULTANCY AGREEMENT

THIS AGREEMENT dated this 29th day of October, 2008

BETWEEN

(1)	Quaker Chemical Corporation whose registered office is at 901 Hector Street, One Quaker Park, Conshohocken, Pennsylvania, USA (the “Company”)

and

(2)	Mark Harris of Broughton House, Middle Lane, Balscote, Nr Banbury, Oxfordshire OX15 6JP (the “Employee”)

IT IS AGREED as follows:

1.	SERVICES

1.1	You will provide the Company and such Associated Company as the Company shall direct with such consultancy services in relation to the business of the Company or any Associated Company as are reasonably requested by the Company from time to time (“the Services”).

1.2	You shall primarily provide the Services from your home. You may also be required to travel throughout the UK and abroad when providing the Services, as is reasonably necessary to perform the requested Services.

1.3	You will provide the Services on such dates and times as we will agree between us, subject to a maximum of 10 days per month for the first three years of this Consultancy Agreement (“Monthly Maximum”). The Monthly Maximum may be exceeded by agreement between the parties, but with no obligation on either party to agree.

1.4	During the fourth and fifth years of the Consultancy Agreement, there will be no obligation on you to provide the Services for any minimum number of days.

1.5	You will provide the Services at a service level of high standard and which complies with prevailing standards of accepted business practices and ethics.

1.6	You will provide the Services personally and you may not assign or sub-contract the provision of the Services to any other person, firm or company without the prior written consent of the Company.

2.	PERIOD OF CONSULTANCY

The period of your consultancy with the Company will commence on 1 January 2009 and will continue until 31 December 2013, unless terminated earlier by either you or the Company, in accordance with Clause 9 below.

3.	FEES AND EXPENSES

3.1	Subject to the terms of Clause 4, the Company will pay you:

(a)	For the first year of the Consultancy Agreement, a monthly fee of £18,490;

(b)	For the second and third years of the Consultancy Agreement, a monthly fee of £10,500;

(c)	For the first, second and third years of the Consultancy Agreement, a fee of £600 per day for any additional days worked above the Monthly Maximum;

(d)	For the period commencing on 1 January 2012 and ending on 31 December 2013, a monthly sum of £4,500, payment to be made on the last day of each month; and

(e)	The annual sum of £40,000 in 2009, 2010 and 2011. The sums shall become due for payment on 1 July 2009, 1 July 2010 and 1 July 2011 respectively,

and in each case subject to you complying with your obligations at Clauses 3.3 and 3.4 below and subject to the remaining terms of this Agreement.

3.2	The Company will reimburse you for reasonable expenses properly incurred in providing the Services, subject both to your providing receipts or other supporting evidence of the expenditure consistent with the Company’s travel and entertainment policy.

3.3	During the first three years of the Consultancy Agreement, you must provide the Company on the last day of each month with an invoice (with such detail as reasonably required by the Company) for your fees and expenses (subject to Clause 3.2 above) due in respect of the Services supplied during the previous month. The Company agrees to pay such invoice within 14 days of it being received and approved by the Company.

3.4	The fees referred to above shall be exclusive of any Value Added Tax which may be payable. You shall, if applicable, notify the Company of your registration for VAT and provide VAT invoices in respect of the Services.

4.	CONDITIONS FOR PAYMENT

Your entitlement to each of the sums referred to in Clause 3.1 above is strictly conditional on the following, and no payment shall be due unless each of the conditions is satisfied:

4.1	you shall not have, in the period ending on the relevant due date for payment of the relevant sum, within the Prohibited Area and whether on your own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company or any Associated Company directly or indirectly (i) been employed or engaged in, or (ii) performed services in respect of, or (iii) been otherwise concerned with:

(a)	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company or any Associated Company during the twelve months immediately preceding the due date for payment of such sum;

(b)	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company or any Associated Company during the twelve months immediately preceding the due date for payment of such sum;

4.2	you shall not have, in the period ending on the relevant due date for payment of the relevant sum, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicited or, (ii) assisted in soliciting, or (iii) accepted, or (iv) facilitated the acceptance of, or (v) dealt with, in competition with the Company or any Associated Company, the custom or business of any person, company, business entity or other organisation who is on the due date for payment, or was in the 12 months prior to the due date for payment, a Customer or Prospective Customer;

4.3	you shall not have, in the period ending on the relevant due date for payment of the relevant sum either on your own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

(a)	(i) induced or (ii) solicited, or (iii) enticed or (iv) procured, any person to leave the Company’s or any Associated Company’s employment (as applicable);

(b)	been personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who was on the date of such involvement, employed by the Company or any Associated Company;

4.4	you shall not have, in the period ending on the relevant due date for payment of the relevant sum, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:

(a)	interfered with the supply of goods or services to the Company or any Associated Company from any supplier;

(b)	induced any supplier of goods or services to the Company or any Associated Company to cease or decline to supply such goods or services in the future;

4.5	you shall not have used for your own purposes, or those of any other person, firm, company or other organisation whatsoever, or disclosed to any person, firm, company or other organisation whatsoever any Confidential Information, as defined in Clause 8, or made any notes or taken any copies of any document or information stored in any form which relates to any matter within the scope of the Company’s or any Associated Company’s business or dealings, otherwise than for the benefit of the Company or any Associated Company.

5.	RELATIONSHIP WITH THE COMPANY

5.1	Your relationship with the Company shall be that of an independent contractor and at no time must you hold yourself out as being an officer, employee or agent of the Company or of any Associated Company.

5.2	Subject to your due compliance with the terms of this Agreement, you shall be free to provide services to or accept employment with any other person, firm, company or other organisation. However during the period of this Agreement you shall not (whether as shareholder, director, employee, contractor, partner, consultant, proprietor, agent or otherwise) without the prior written consent of the Company such consent not to be unreasonably withheld or delayed either directly or indirectly (i) be engaged by, or (ii) provide services to, or (iii) be or become involved in, any business which is in competition with any business carried on, or about to be carried on, at the relevant time by the Company or any Associated Company or which could otherwise have a prejudicial effect on any such business. This shall not prevent you from the holding of up to 5 per cent of any class of issued shares of any company listed on a recognised Stock Exchange.

5.3	You will be wholly responsible for all taxes, national insurance or other contributions which may be payable in respect of all of the sums payable to you by the Company. As a result, you agree to indemnify and hold the Company and all its Associated Companies harmless against all taxes (excluding VAT), national insurance or other contributions, costs, claims, penalties, interest, expenses or proceedings arising out of or in connection with such taxes and contributions. Notwithstanding the foregoing, the Company reserves the right to deduct from any payment to you, tax and national insurance contributions.

5.4	You shall provide to the Company at the times stated below, or on its reasonable request and on reasonable notice, satisfactory evidence that:

(a)	on the commencement of the period of your consultancy with the Company and at the end of each tax year thereafter whilst such period continues, you have registered with Her Majesty’s Revenue & Customs (“HMRC”) as self-employed, and are so regarded by HMRC as taxed on that basis; and

(b)	you have paid, by the due date, all tax and national insurance contributions in respect of any monies paid to you by the Company.

6.	INSURANCE

It is your responsibility to arrange, at your own cost, a policy of insurance to cover all claims or proceedings (and all associated costs, penalties and expenses whatsoever) instituted by any third party against the Company or any Associated Company which arise out of or are connected with any negligent, unlawful or defective provision of the Services by you.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	You agree to disclose promptly to the Company any idea, method, invention, discovery, design or other work which you, (whether alone or with others), create, produce or develop either in the course of providing the Services or which relate to or are capable of being used in those aspects of the business(es) of the Company or any Associated Company in relation to which you provide the Services, (referred to in this letter as the “Works”).

7.2	You agree that all intellectual property rights in any Works (including but not limited to trademarks, inventions, patents, designs and copyright) wherever in the world enforceable shall immediately vest in and remain the sole and exclusive property of the Company and, in consideration of the sum of £1 (receipt of which you acknowledge) you assign to the Company, with full title guarantee, all rights, title and interest in and to the same. You agree, at the Company’s request and cost, to take such actions and execute any document as is reasonably necessary to vest properly all such rights in the Company or, (where so directed by the Company), in its nominee and to secure all appropriate forms of protection for and defend and enforce such rights. You agree not to do anything which might prejudice the Company’s rights under this Clause 7.2.

7.3	You irrevocably and unconditionally waive all rights granted by the Copyright, Designs and Patents Act 1988 that may vest in you in connection with your authorship of any copyright works in the course of providing the Services, wherever in the world enforceable, including (without limitation) the right to be identified as the author of any such works and the right not to have such works altered.

7.4	The rights and obligations under this Clause 7 shall continue in full force and effect after the termination of your consultancy with the Company in respect of Works made during the period of such consultancy, and shall be binding on your successors.

8.	CONFIDENTIALITY

8.1	You shall neither during the period when you are providing the Services to the Company, nor at any time after the termination thereof, use for your own purposes, or those of any other person, firm, company or other organisation whatsoever, or disclose to any person, firm, company or other organisation whatsoever any Confidential Information, as defined in this Clause 8.

8.2	You will not at any time during the period when you are providing the Services to the Company make any notes or take any copies of any document or information stored in any form which relates to any matter within the scope of the Company’s or any Associated Company’s business or dealings, otherwise than for the benefit of the Company or any Associated Company. Such information shall remain the Company’s property at all times and must be returned to the Company on demand and, in any event, upon the termination of the consultancy. This includes any document (in any form) which you create in connection with your provision of the Services.

8.3	The obligations in this Clause 8 do not apply to any information or knowledge which may subsequently come into the public domain after the termination of your consultancy, other than by way of any unauthorised disclosure (whether by you or any third party).

8.4	For the purposes of this Clause 8 “Confidential Information” means:

any trade secrets or confidential information relating or belonging to the Company or any Associated Company, including but not limited to any such information relating to business plans or dealings, strategic plans, technical data, existing and potential projects, financial information dealings and plans, sales specifications or targets, customer lists or specifications, customers, business developments and plans, research plans or reports, sales or marketing programmes or policies or plans, price lists or pricing policies, employees or officers, source codes, computer systems, software, designs, formula, prototypes, past and proposed business dealings or transactions, product lines, services, research activities,, any Works, any document marked “confidential” (or a similar expression), or any information which you have been told is of a confidential nature or which you might reasonably expect the Company, or any Associated Company, would regard as confidential, or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers or any other persons.

9.	TERMINATION OF AGREEMENT

9.1	This Consultancy Agreement may be terminated by you on 60 days written notice.

9.2	The Company is entitled to terminate this Consultancy Agreement immediately, and at any time during the duration of this Consultancy Agreement without any entitlement to payment for the notice period referred to in Clause 9.1 if you:

(a)	commit a serious breach of any of your obligations to the Company (or to any Associated Company) including, without limitation, as provided for hereunder;

(b)	fail, or continue to fail, or refuse to provide the Services to the standards or time scales reasonably required by the Company;

(c)	act in any way which materially prejudices the interests of the Company or any Associated Company,

PROVIDED that the Company shall not exercise its rights under this Clause 9.2 unless either (i) the breach, failure, refusal or act is incapable of remedy, or (ii), it has served notice on you of the relevant breach, failure, refusal or act, and such breach, failure, refusal or act remains unremedied for 14 days after service of such notice. Upon termination of this Consultancy Agreement, the Company will be liable to pay you fees and expenses up to the date of termination. You may be required to provide the Company with an invoice for such amount if the Company so requests. In addition, you will be paid any further annual payments due under Clause 3.1(e), and, during the period commencing on the date of termination and ending on December 31 2013, a monthly allowance of £4,500 (in place of the monthly allowance referred to in Clauses 3.1 (b) and (d)), provided that payment of the annual payments and the monthly allowance shall be subject to compliance with the conditions in Clause 4. Other than as provided for by this clause 9.2, the Company cannot terminate this Consultancy Agreement.

9.3	On termination of this Consultancy Agreement, you must return to the Company all property belonging to the Company which is in your possession or under your control.

9.4	If you terminate this Agreement before 1 January 2010, you will be paid the monthly allowance of £12,489 until 1 January 2010 and thereafter, a monthly allowance £4,500 until December 31, 2013 plus amounts due under Clause 3.1(e), all subject to the conditions in Clause 4.

9.5	If you terminate this Agreement on or after 1 January 2010, you will be paid the monthly allowance of £4,500 until December 31, 2013 plus amounts due under Clause 3.1(e), all subject to the conditions in Clause 4.

9.6	You will comply with the terms of the Schedule.

10.	DEFINITIONS

10.1	For the purposes of this Agreement the following words and cognate expressions shall have the meanings set out below:

(a)	“Customer” means any person, firm, company or other organisation whatsoever to whom the Company or any Associated Company has supplied goods or services.

(b)	“Prohibited Area” means:

(i)	the United Kingdom, the United States, Brazil, Russia, India, China, South Africa, Japan,; and

(ii)	any other country whether in Europe or elsewhere in the world where, on the due date for payment of the relevant sum referred to in Clause 3, the Company develops, sells, supplies, manufactures or researches its products or services or where you are or should be reasonably aware that the Company intends within 3 months of the due date for payment of the relevant payment referred to in Clause 3 to develop, sell, supply or manufacture its products or services.

(c)	“Prospective Customer” means any person, firm, company or other organisation with whom the Company or an Associated Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company or an Associated Company.

(d)	“Associated Company” shall mean any person, firm, company or other organisation which:

(i)	the Company directly or indirectly controls; or

(ii)	which directly or indirectly controls the Company; or

(iii)	is directly or indirectly controlled by a third party, firm, company or other organisation which also directly or indirectly controls the Company; or

(iv)	of which the Company or any other Associated Company directly or indirectly owns or has a beneficial interest of 20% or more of the issued share capital or of its capital assets.

10.2	References to “the Company” and “Associated Company” shall include their successors in title or assigns from time to time.

11.	MISCELLANEOUS

11.1	The terms of this Consultancy Agreement shall be governed by English law and both you and the Company submit to the exclusive jurisdiction of the English courts.

11.2	This Consultancy Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Consultancy Agreement by executing a counterpart and this Consultancy Agreement shall not take effect until it has been executed by both parties.

11.3	This Consultancy Agreement constitutes the entire terms and conditions of your engagement by the Company (and any Associated Company).

SIGNED by or on behalf of the parties on the date first above written:

For and on behalf of
QUAKER CHEMICAL CORPORATION

MARK HARRIS

SCHEDULE

CONSULTANT’S POST TERMINATION COVENANTS

1.	NON-COMPETITION

You hereby agree that you shall not (without the consent in writing of the Board) for a period of twelve months immediately following the Termination Date within the Prohibited Area and whether on your own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:

1.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the twelve months immediately preceding the Termination Date;

1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the twelve months immediately preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of those products or services with which you were either personally concerned or for which you were responsible whilst engaged by the Company during the twelve months immediately preceding the Termination Date.

2.	NON-SOLICITATION OF CUSTOMERS

You hereby agree that you shall not for a period of twelve months immediately following the Termination Date whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer:-

2.1	with whom you had personal contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

2.2	for whom you were, in a client management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.	NON-SOLICITATION OF EMPLOYEES

You hereby agree that you will not for a period of twelve months immediately following the Termination Date either on your own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

3.1	(i) induce or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company’s or any Associated Company’s employment (as applicable);

3.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

4.	INTERFERENCE WITH SUPPLIERS

You hereby agree that you shall not, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for a period of twelve months immediately following the Termination Date and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods or services to the Company and/or its Associated Companies, for the duration of such contract or arrangement:

4.1	interfere with the supply of goods or services to the Company from any Supplier;

4.2	induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

5.	ASSOCIATED COMPANIES

5.1	The provisions of paragraphs 5.2 and 5.3 below shall only apply in respect of those Associated Companies (i) to whom you gave your services, or (ii) for whom you were responsible, or (iii) with whom you were otherwise concerned, in the twelve months immediately preceding the Termination Date.

5.2	Paragraphs 1, 2, 3, 4, and 6 in this Schedule shall apply as though references to the “Associated Company” were substituted for reference to the “Company”. The obligations undertaken by you pursuant to this Schedule shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

5.3	In relation to each Associated Company referred to in paragraphs 5.1 and 5.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. You agree that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis. If you fail, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by you to execute all such documents as are required to give effect to the foregoing, on your behalf.

6.	DEFINITIONS

For the purposes of this Schedule, the following words and cognate expressions shall have the meanings set out below:

6.1	“Board” means the Board of Directors of the Company.

6.2	“Company” and “Associated Company” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

6.3	“Company Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and with whom you had material contact or dealings in performing services to the Company or an Associated Company and:

(a)	who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); and/or

(b)	who was a member of the management team of the Company or any Associated Company (as applicable); and/or

(c)	who was a member of the Research & Development Department of the Company or any Associated Company (as applicable).

6.4	“Customer” means any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

6.5	“Prohibited Area” means:

(a)	the United Kingdom, United States, Brazil, Russia, India, China, South Africa, Japan,; and

(b)	any other country whether in Europe or elsewhere in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Employee has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date.

6.6	“Prospective Customer” means any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

6.7	“Supplier” means any person, company, business entity or other organisation whatsoever who:

(a)	has supplied goods or services to the Company during any part of the twelve months immediately preceding the Termination Date; or

(b)	has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date; or

(c)	as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that supplier and the Company.

6.8	“Termination Date” shall mean the earlier of (a) the date on which this Agreement terminates, and (b) 31 December 2013.